Exhibit 99.1

Contacts:
Jennifer Williams	Carolyn Wang
Investor Relations	Media
650-246-6963	WeissComm Partners
investors@anesiva.com	415-946-1065
carolyn@weisscommpartners.com

ANESIVA RAISES $45 MILLION IN COMMON STOCK OFFERING

South San Francisco, Calif., December 13, 2007 — Anesiva, Inc. (NASDAQ:ANSV) announced today the pricing of a common stock offering of 11,111,111 shares of its common stock at $4.05 per share, which represents no discount to the closing bid price on December 12, 2007, for approximately $45 million in gross proceeds, before deducting underwriting discounts and commissions (approximately $50 million if the underwriters’ over-allotment option described below is exercised in full) or approximately $42.9 million after deducting the underwriting discounts and commissions (approximately $47.7 million if the underwriters’ over-allotment option described below is exercised in full). All shares of the common stock offered by Anesiva are being sold pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. The underwriters have agreed to purchase the shares from Anesiva pursuant to an underwriting agreement. Anesiva has granted the underwriters the option to purchase up to an additional 1,234,568 shares of common stock to cover over-allotments, if any. The offering is expected to close on December 18, 2007, subject to customary closing conditions.

Pacific Growth Equities, LLC, Broadpoint Capital, Inc. and Fortis Securities LLC are acting as underwriters for this offering. Information about the offering is available in the prospectus supplement and accompanying prospectus for the offering. Copies of the prospectus supplement (when available) and accompanying prospectus relating to the offering may be obtained from Pacific Growth Equities, LLC at One Bush Street, Suite 1700, San Francisco, CA, 94104.

A shelf registration statement relating to the securities being offered has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The offering of these shares of common stock is being made only by means of a prospectus supplement to the prospectus contained in the shelf registration statement, which is also called the base prospectus. Such prospectus supplement, which incorporates the base prospectus, will be filed with the SEC, and be available on the SEC’s website at http://www.sec.gov.

Anesiva Forward Looking Statements

This press release contains “forward-looking” statements, including statements related to Anesiva’s plans to complete a public offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Anesiva’s results to differ materially from those indicated by these forward-looking statements, including risks and uncertainties related to satisfaction of the public offering’s closing conditions, as well as other risks detailed from time to time in Anesiva’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and annual report on Form 10-K for the fiscal year ended December 31, 2006. Anesiva does not undertake any obligation to update forward-looking statements.